Exhibit 10.4(d)

Amendment No. 4 to Research, License and Royalty Agreement

This Amendment No. 4 to Research, License and Royalty Agreement (the “Amendment”) is entered into on July 22, 1998 by and between Pharmacopeia, Inc. (“Pharmacopeia”) and Berlex Laboratories, Inc. (“Berlex”), effective as of February 15, 1998 (the “Amendment Effective Date”), and amends that certain Research, License and Royalty Agreement entered into by Pharmacopeia and Berlex effective as of February 15, 1995 (the “Agreement”), as amended by Amendment No. 1 to Research, License and Royalty Agreement effective as of November 27, 1996, Amendment No. 2 to Research, License and Royalty Agreement effective as of June 30, 1997, and Amendment No. 3 to Research License and Royalty Agreement effective as of November 21, 1997.

WHEREAS, under the terms of the Agreement, as amended, Pharmacopeia and Berlex have conducted certain research activities under the Research Plan concerning identification of compounds [*];

WHEREAS, under the terms of the Agreement, as amended, Pharmacopeia has identified a Lead Compound for [*]; and

WHEREAS, Berlex would like Pharmacopeia to conduct certain activities to optimize the Lead Compound for [*] and Pharmacopeia is willing to conduct such activities on the terms and conditions set forth herein;

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1.             All capitalized terms not defined in this Amendment shall have the meanings given to them in the Agreement, as amended.

2.             The following new Sections 1.51, 1.52 and 1.53 are added following Section 1.50:

1.51        “[*] Term” means the period commencing on the Effective Date and ending thirty-six (36) months after the Effective Date.

1.52        “[*] Term” shall mean the period commencing on July 1, 1998 and, unless earlier terminated, ending February 28, 1999.

1.53        “Research Term” means the [*] Term and the [*] Term.

3.             Section 1.47 is amended to read in its entirety as follows:

* Information omitted and filed separately with the Commission under Rule 24b-2.

1.47        “Term of the Agreement” is defined in Section 14.1.

4.             The words “during the [*] Term” are added to the end of Section 2.2.

5.             Section 5.1 is amended to read in its entirety as follows:

5.1          [*] Term.

(a)           Subject to Article XIV and Sections 3.2 and 3.5 (as amended herein), the [*] Term for screening activities under the Research Plan shall extend until [*].  The [*] Term may be further extended with the written agreement of the Parties.

(b)           Berlex shall, at least [*] prior to the end of the [*] Term, notify Pharmacopeia in writing whether Berlex wishes to negotiate an extension of the [*] Term.  Such written notice shall include at least the following information: (i) whether Berlex wishes to continue conducting research in the Field or wishes to conduct research with respect to additional or different targets, (ii) an identification of any such proposed additional or different targets, (iii) the length of the proposed extended [*] Term, and (iv) the proposed amount of funding for such extended [*] Term.

(c)           (i)  Berlex shall make a payment to Pharmacopeia, in addition to the payments due under Section 5.2, on or before the last day of the [*] Term (the “Wind-Down Payment”).  The amount of the Wind-Down Payment shall be [*].  In the event Berlex fails to provide Pharmacopeia written notice as provided under Section 5.1(b), then the amount of the Wind-Down Payment shall be [*].  However, to the extent that Pharmacopeia’s activities pursuant to the Research Plan utilize fewer than an average of [*] full time equivalents (“FTE’s”) between [*] and [*], any research funding paid by Berlex which is unexpended as of the end of the [*] Term (based on a value of [*] per year per FTE actually utilized, prorated over the period between [*] and [*]) may be credited against (x) the Wind-Down Payment, up to the amount of the Wind-Down Payment, to reduce or eliminate such Wind-Down Payment, or (y) any research payments due with respect to an extension of the [*] Term beyond [*].

(ii)  In exchange for the Wind-Down Payment, Pharmacopeia shall provide such number of FTE’s as the Research Committee reasonably agrees, in order to complete certain activities previously commenced pursuant to the Research Plan.

6.             Section 5.2(1) is amended to read in its entirety as follows:

(1)           [*] within [*] of receipt of the final written report on the research done during the [*] Term pursuant to the Research Plan.

7.             The following new Section 5.3 is added after Section 5.2:

5.3          [*] Funding. The parties understand and agree that Berlex has made all payments pursuant to Section 5.1 and 5.2 for the [*] Term. With respect to the [*] Term, on or before [*], Berlex shall pay to Pharmacopeia [*]. On or before [*], Berlex shall pay to Pharmacopeia an amount equal to: [*] less an unused portion of the Wind-Down Payment to be calculated by Pharmacopeia and communicated to Berlex by [*].

8.             Section 14.1 is amended to read in its entirety as follows:

14.1        Term of the Agreement. The Term of the Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Section 14, shall continue in full force and effect on a country-by-country basis and compound-by-compound basis until Berlex and its Sublicensees have no remaining royalty obligations in a country, at which time this Agreement shall terminate in such country.

9.             Section 1.6, 1.40, 3.2(a), 3.8, 4.9, 4.14, 5.2, 6.2, and 7.3 are amended by replacing each instance of the word “Term” with the words “[*] Term.” Section 3.2(e) is amended by replacing the words “Term of the Agreement” with the words “[*] Term.”

10.           Sections 1.5, 1.12, 1.19, 1.37, 3.3, 3.9, 4.5(c), 4.6, 4.8(b), 4.13(d), 10.1(b), 13.1, 13.2, 14.2(e) and 14.3(d) are amended by replacing each instance of the word “Term” with the words “Research Term.” Sections 4.6 and 13.6 are amended by replacing the words “Term of this Agreement” with the words “Research Term.”

11.           Section 8.1 is amended by replacing each instance of the word “Term” with the words “Term of this Agreement.”

12.           Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved.  No provision of this Amendment may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in a writing signed by the party charged therewith.  This Amendment shall be governed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date indicated on this Amendment.

BERLEX LABORATORIES, INC.		PHARMACOPEIA, INC.

By:	/s/ Dale Stringfellow	By:	/s/ Joseph A. Mollica
Name:	Dale Stringfellow	Name:	Joseph A. Mollica, Ph.D.
Title:	President	Title:	Chairman and CEO
Date:	July 21, '98	Date:	July 20, 1998